UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2006

Hanover Compressor Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13071	76-0625124
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12001 North Houston Rosslyn, Houston, Texas		77086
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(281) 447-8787

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 20, 2006, the Board of Directors of Hanover Compressor Company increased the size of the Board from 9 to 11 members and took action to fill the resulting two vacancies by appointing Peter H. Kamin and William C. Pate to the Board of Directors. These actions are effective January 1, 2007. We expect that Messrs. Kamin and Pate will be appointed to one or more committees of the Board of Directors at the Board meeting to be held in January. The Board has reviewed the qualifications of Messrs. Kamin and Pate and has determined that both meet the independence standards of the New York Stock Exchange and Hanover’s Corporate Governance Principles for service on the Board of Directors.

Peter H. Kamin is a co-founder and Managing Partner of ValueAct Capital, an investment partnership that was formed in 2000. ValueAct Capital and its affiliates hold just under 11% of Hanover’s common stock. Mr. Kamin is also a director of Seitel Inc., a leading provider of seismic data to the oil and gas industry, and Sirva, Inc., a global relocations service provider. Mr. Kamin has a B.A. from Tufts University and an M.B.A. from Harvard Business School.

William C. Pate is a Managing Director of Equity Group Investments, LLC ("EGI"), a private investment firm, and serves as a member of the board of directors of certain private affiliates of EGI. EGI and its affiliates hold just under 10% of Hanover’s common stock. Mr. Pate also serves as a director of Adams Respiratory Therapeutics, Inc., a specialty pharmaceutical company, and Covanta Holding Corporation, a waste disposal and energy services company. Mr. Pate received a J.D. from the University of Chicago Law School and a B.A. from Harvard College.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 - Press Release dated October 26, 2006 announcing the increase in the size of the Board and the election of two new directors

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hanover Compressor Company

October 26, 2006	By:	John E. Jackson

Name: John E. Jackson
Title: President and Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 26, 2006 announcing the increase in the size of the Board and election of two new directors